Exhibit 4.25

Dated March 23, 2018

DEBENTURE

constituting a fixed and floating charge over

all the assets of

51Talk English International Limited

by

51TALK ENGLISH INTERNATIONAL LIMITED

(as Chargor)

in favour of

浦发硅谷银行有限公司北京分行

(SPD SILICON VALLEY BANK BEIJING BRANCH)

(as Lender)

THIS DEED is dated March 23, 2018 and made between:

(1)           51TALK ENGLISH INTERNATIONAL LIMITED, a company incorporated under the laws of Hong Kong, with company number 2152782, as chargor (the “Chargor”); and

(2)           浦发硅谷银行有限公司北京分行 (SPD SILICON VALLEY BANK BEIJING BRANCH), as lender (the “Lender”).

IT IS AGREED as follows:

1.             DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this Deed, unless the context requires otherwise:

“Authorisation” means:

(a)           an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)           in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Borrowers” means the Chargor and China Online, and a “Borrower” means any or either of them.

“Charged Debts” means the assets and choses in action referred to in paragraph (a)(i) of Clause 3.1 (Charge).

“Charged Property” has the meaning given to it in Clause 3.1 (Charge), and references to Charged Property includes references to any part of it.

“China Online” means China Online Education (HK) Limited (中国在线教育(香港)有限公司), a company incorporated under the laws of Hong Kong, with company number 1847459.

“Default Interest” means interest at such rate as the Lender may at its absolute discretion determine from time to time.

“Delegate” means a delegate or sub-delegate appointed under Clause 8.7 (Delegation).

“Enforcement Date” means the first date on which the Liabilities (or any of them) become due and are not immediately discharged (whether or not subsequent discharged) or, if earlier, the first date on which any creditor of a Borrower becomes entitled to declare any indebtedness of a Borrower due and payable prior to the date when it would otherwise have become due, or withdraw any facility or commitment available to a Borrower.

“Facility Agreement” means the facility agreement (授信协议) dated March 23, 2018 between the Borrowers and the Lender relating to a US$13,000,000 loan facility to the Borrowers.

“Finance Document” means the Facility Agreement, this Deed or any other agreement, deed, letter or document entered into pursuant to, or in connection with, the Facility Agreement and “Finance Documents” means any two or more of them, as the context may require.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or any self-regulatory organisation established under statute).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Liabilities” means all present and future moneys, debts, obligations and liabilities due, owing or incurred by the Borrowers to the Lender under or in connection with any Finance Document (in each case, whether alone or jointly, or jointly or severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

“Material Adverse Effect” means a material adverse effect on:

(a)           the business, operations, property, condition (financial or otherwise) or prospects of the Chargor and its subsidiaries;

(b)           the ability of the Chargor to perform its obligations under the Finance Documents;

(c)           the validity, legality or enforceability of any Finance Document, or the rights or remedies of the Lender under the Finance Documents; or

(d)           the validity, legality or enforceability of any Security expressed to be created under any Finance Document or the priority and ranking of any of such Security.

“Obligors” means the Borrowers and all other parties to the Finance Documents (other  than the Lender), and an “Obligor” means any or either of them.

“Party” means a party to this Deed.

“Receipt Account” means the Chargor’s account maintained or to be maintained with the Lender, including any renewal or redesignation of such account and all sub-accounts, or other account(s) as the Chargor and the Lender may from time to time agree.

“Receiver” means a receiver or receiver and manager or administrative receiver appointed under Clause 9.1 (Appointment) or under the powers conferred on the Lender by any Ordinance, and includes all delegates, attorneys or agents of any such Receiver.

“Relevant Jurisdiction” means, in relation to the Chargor:

(a)           its jurisdiction of incorporation;

(b)           any jurisdiction where any Charged Property is situated; and

(c)           any jurisdiction where the Chargor conducts its business,

and “Relevant Jurisdiction” means any one of them.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Shares” has the meaning given to it in paragraph (a)(iii) of Clause 3.1 (Charge).

“Tax” means any tax, levy, impost, duty or other charge or withholding or a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Taxation” shall be construed accordingly.

1.2          Construction

(a)           Unless a contrary indication appears, any reference in this Deed to:

(i)            the “Lender”, any “Borrower”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)           “assets” includes present and future properties, revenues and rights of every description;

(iii)          a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)          “including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(v)           “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)          a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vii)         a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)        a provision of law is a reference to that provision as amended or re-enacted; and

(ix)          a time of day is a reference to Hong Kong time.

(b)           Unless a contrary indication appears, references to Clauses and Schedules are to be construed as references to clauses of, and schedules to, this Deed. Clause and schedule headings are for ease of reference only.

(c)           Unless a contrary indication appears, a term used in any notice or certificate given under or in connection with this Deed has the same meaning in that notice or certificate as in this Deed.

(d)           Where this Deed specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Lender’s spot rate of exchange for the purchase of the specified currency with that other currency at or about 11:00 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

(e)           In this Deed, unless a contrary indication appears, words importing the plural include the singular and vice versa, and words importing a gender include every gender.

1.3          Third Party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce or enjoy the benefit of any term of this Deed.

2.             COVENANT TO PAY

2.1          Covenant

The Chargor unconditionally and irrevocably covenants to pay and discharge in full the Liabilities when due in accordance with the Finance Documents or, if they are stated to be payable on demand, immediately on demand by the Lender at any time.

2.2          Default Interest

The Chargor shall pay Default Interest on the Liabilities from the Enforcement Date until the payment and discharge in full of the Liabilities.

3.             SECURITY INTEREST

3.1          Charge

In consideration of the obligations of the Lender under the Finance Documents and by way of security for the due and punctual payment and discharge of the Liabilities, the Chargor, as legal and beneficial owner, charges and agrees to charge to the Lender, the Charged Property, namely, both present and future:

(a)           by way of first fixed charge:

(i)            all book and other debts, receivables, moneys, revenues, royalties, claims and things in action due or owing to or purchased or otherwise acquired by the Chargor (including all credit balances and deposits of the Chargor with the Lender or any other bank or financial institution and any moneys credited to the Receipt Account or by the Lender to any suspense account, together with the debts represented by them, and any surplus arising on a realisation of any Security whether in favour of the Lender or any other person), the proceeds of the same, all legal, beneficial or equitable interests and rights in trust belonging to or held by the Chargor, the benefit of all discretionary payments and the proceeds of any claim or receivable of the Chargor not itself capable of being charged; and the full benefit of all notes, bonds, bills of exchange, negotiable and non-negotiable instruments, guarantees, indemnities, Security, rights of set-off, security reservations of proprietary rights, rights of tracing and liens and all other rights, claims and remedies in respect of the above or otherwise;

(ii)           without limiting paragraph (i) above, all the Chargor’s present and future rights, title and interest in or to the Receipt Account and all moneys (including interest) standing to the credit of the Receipt Account;

(iii)          the Shares, namely all the rights, title and interests of the Chargor in and to all stocks, shares, debentures, bonds or other securities or investments and all other interests of the Chargor in any person and all rights, benefits and advantages arising in respect of or incidental to the same;

(iv)          the uncalled capital, goodwill and all patents, patent applications, inventions, trademarks and service marks and applications therefor, trade names, registered designs, copyrights, know-how and other intellectual property rights of the Chargor and all licences and all rights, benefits and advantages arising in respect of or incidental to the same;

(v)           all real property and all rights and interests in or affecting land (or the proceeds of sale of land or the documents of title to land) of the Chargor and all buildings, structures, fixtures (including trade fixtures), including the full benefit of all Security, options, agreements, rights and interests of the Chargor over or affecting land and all fixed plant, other plant, machinery, fittings and equipment and all other chattels now or at any time after the date of this Deed belonging to the Chargor and its interest in any plant, machinery, equipment or chattels in its possession, including the benefit of all contracts and warranties relating to the same (excluding any of the same for the time being forming part of its stock in trade or work in progress);

(vi)          all the rights and interests of the Chargor under any sale or purchase agreements and distributorship or any similar agreements entered into by it, any letters of credit issued in its favour and all bills of exchange and other negotiable and non-negotiable instruments held by it;

(vii)         the benefits of all licences, quota, consents and authorities (statutory or otherwise) held in connection with its business or the use of any asset charged by any paragraph in this Clause 3 and the right to recover and receive all proceeds and/or compensation which may be payable to it in respect of them; and

(viii)        all benefits in respect of all contracts and policies of insurance of whatever nature which are from time to time taken out by or on behalf of the Chargor or (to the extent of such interest) in which the Chargor has an interest and all claims and returns of premiums in respect of them; and

(b)           by way of first floating charge, the undertaking and all the property, assets and rights of the Chargor, whatsoever and wheresoever if and insofar as not otherwise effectively charged by way of fixed charge by paragraph (a) above.

3.2          Crystallisation

The Lender may, at any time and from time to time, by notice in writing to the Chargor, convert the floating charge referred to in paragraph (b) of Clause 3.1 (Charge) into a specific fixed charge as regards all of the property and assets described in paragraph (b) of Clause 3.1 (Charge) or only those property and assets specified in such notice. Notwithstanding the above, such floating charge shall (in addition to the circumstances in which the same shall occur under general law) automatically be converted into a specific fixed charge:

(a)           on the convening of any meeting of the members of a Borrower to consider a resolution for the winding-up of a Borrower;

(b)           immediately prior to the presentation of a petition (other than a frivolous or vexatious petition) for the winding-up of a Borrower;

(c)           if the Chargor fails to comply with its obligations under Clause 6 (Negative undertakings);

(d)           if any person levies or attempts to levy distress, execution or sequestration against any Charged Property; or

(e)           on the Enforcement Date.

3.3          Continuing obligations

Notwithstanding anything contained in this Deed, the Chargor shall remain responsible for performing all the obligations assumed by it in relation to the Charged Property, and the Lender shall not have any obligation or liability with respect to the Charged Property by reason of this Deed or be obliged to present or file any claim or take any other action to collect or enforce any claim for any payment charged under this Deed.

3.4          Notice of charge

The Lender, in its capacity as account bank, hereby expressly acknowledges the Security created over the Receipt Account under or pursuant to this Deed.

3.5          Period

The Lender shall be entitled to retain this Deed for such period as the Lender may consider appropriate in order to protect the interests of the Lender in respect of the Liabilities.

4.             REPRESENTATIONS

The Chargor makes the representations and warranties set out in this Clause 4 to the Lender on the date of this Deed.

4.1          Status

(a)           It is a company duly incorporated and validly existing under the laws of Hong Kong.

(b)           It has the power to own its assets and carry on its business as it is being conducted.

4.2          Binding obligations

(a)           This Deed constitutes its legal, valid and binding obligations, enforceable in accordance with its terms.

(b)           Without limiting the generality of paragraph (a) above, this Deed creates the security interests which it purports to create and those security interests are valid and effective.

4.3          Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Deed and the granting of the Security by it under this Deed do not and will not conflict with:

(a)           any law or regulation applicable to it;

(b)           its constitutional documents; or

(c)           any agreement or instrument binding on it or any of its assets,

nor (except as provided in this Deed) result in the existence of, or oblige it to create, any Security over any of its assets.

4.4          Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Deed and the transactions contemplated by this Deed, and to create the Security expressed to be created by this Deed.

4.5          Validity and admissibility in evidence

All Authorisations required or desirable:

(a)           to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Deed;

(b)           to make this Deed admissible in evidence in its Relevant Jurisdictions;

(c)                                  for it to carry on its business, and which are material; and

(d)                                 to enable it to create the Security to be created by it under this Deed and to ensure that such Security has the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect, subject to Clause 5.8 (Registration at Companies Registry).

4.6                               Governing law and enforcement

(a)                                 The choice of Hong Kong law as the governing law of this Deed will be recognised and enforced in its jurisdiction of incorporation.

(b)                                 Any judgment obtained in Hong Kong in relation to this Deed will be recognised and enforced in its Relevant Jurisdictions.

4.7                               Deduction of Tax

It is not required under the law of each of its Relevant Jurisdictions to make any deduction for or on account of Tax from any payment it may make under this Deed.

4.8                               No filing or stamp taxes

Under the law of each of its Relevant Jurisdictions it is not necessary, subject to Clause 5.8 (Registration at Companies Registry), that this Deed be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Deed or the transactions contemplated by this Deed.

4.9                               No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its directors.

4.10                        No immunity

It and its assets are not entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (including suit, attachment prior to judgment, execution or other enforcement).

4.11                        Tax compliance

It has complied in all material respects with all Tax laws and regulations applicable to it and its business.

4.12                        Disclosure of material facts

It is not aware of any material facts or circumstances which have not been disclosed to the Lender and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by any Finance Document available to it.

4.13                        No default

(a)                                  No default is continuing or might reasonably be expected to result from the entry into or performance of, or the transactions contemplated by, this Deed.

(b)                                  No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

4.14                         No winding-up

It has not taken any corporate action nor have any other steps been taken or legal proceedings been started against it for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, receiver and manager, administrator, administrative receiver, trustee or similar officer of it or of all or a substantial part of its assets or revenues.

4.15                         No misleading information

(a)                                  All information provided by it or on its behalf in relation to the negotiation and preparation of this Deed and/or the advance or continuance of any facilities under any Finance Document was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)                                  Nothing has occurred or been omitted from the information so provided and no information has been given or withheld that results in the information provided by it or on its behalf being untrue or misleading in any material respect.

4.16                         Pari passu ranking

Its payment obligations under this Deed rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

4.17                         Legal and beneficial ownership of Charged Property

It is the sole beneficial owner of and has a good and marketable title to the Charged Property and all moneys standing to the credit of the Receipt Account, free from all Security except any Security created under, or permitted by, this Deed.

4.18                         No restrictions

There are no restrictions or impediments preventing the charging of the Charged Property in accordance with this Deed.

4.19                        Repetition

Each of the representations set out in Clause 4 is deemed to be made by the Chargor by reference to the facts and circumstances then existing at all times during the continuance of this Deed.

5.                                      POSITIVE UNDERTAKINGS

The undertakings in this Clause 5 remain in force from the date of this Deed for so long as any Liability is outstanding.

5.1                                Conduct of business

The Chargor shall conduct and carry on its business in a proper and efficient manner and keep or cause to be kept proper books of accounts relating to its business. The Chargor shall promptly supply to the Lender such books of accounts and other information and records regarding its assets, financial condition, business and operations as the Lender may reasonably request.

5.2                                Notification

The Chargor shall promptly and diligently:

(a)                                 notify the Lender of any occurrence of which it becomes aware which might:

(i)                                     adversely affect its ability to perform any of its obligations under, or otherwise to comply with any of the terms of, this Deed; or

(ii)                                  jeopardise any of the security contemplated or constituted by this Deed; and

(b)                                  notify the Lender of any steps or action which it is taking, or is considering taking, to remedy or mitigate the effect of such occurrence.

5.3                                Delivery of title and transfer documents

On the request of the Lender, the Chargor shall deliver to the Lender or to its order all certificates and other evidence of title to the Charged Property, duly executed instrument of transfer, contract notes and other transfer documents in respect of the Charged Property in such form and substance satisfactory to the Lender and any other instructions and documents relating to the Charged Property as the Lender may from time to time require.

5.4                                Realisation of Charged Debts

The Chargor shall:

(a)                                  get in and realise the Charged Debts in the ordinary course of its business;

(b)                                  procure that all the proceeds of the getting in and realisation of the Charged Debts are paid immediately to the Receipt Account; and

(c)                                   in the event that it receives the proceeds of the getting in and realisation of the Charged Debts (other than in the Receipt Account), hold such proceeds on trust for the Lender and immediately pay them to the Lender for application towards the Liabilities or as the Lender may direct.

5.5                              Preservation of Charged Property

The Chargor shall observe and perform all covenants and stipulations (under any agreement, law, regulation or otherwise) from time to time affecting the Charged Property, pay and discharge all debts and liabilities in respect of the Charged Property, take such action as may from time to time be necessary or desirable to preserve and maintain the Charged Property, and not do or suffer or omit to be done any act, matter or thing such that any provision of any applicable law, decree, order or regulation from time to time affecting the Charged Property is infringed. If applicable, the Chargor shall allow the Lender or its authorised representatives or agents at all reasonable times with a prior appointment with the Chargor to enter into and inspect the relevant Charged Property without the Lender by so doing only being deemed to have taken possession of that Charged Property.

5.6                                Insurance

The Chargor shall:

(a)                                take all steps to maintain, preserve and protect its revenues and assets (tangible and intangible) and take out and maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and contingencies, and to the extent, usually insured against by prudent companies located in the same or similar location and carrying on a similar business, and with the interest of the Lender noted on the policies and with the policies containing such provisions for the benefit of the Lender as the Lender may require;

(b)                               on demand produce to the Lender the policies of such insurances and proof of payment of all premiums and other moneys necessary for effecting and keeping such insurances; and

(c)                                 immediately on receipt pay to the Lender and pending such payment hold on trust for the Lender all moneys received by the Chargor by virtue of any insurances maintained or effected by it (whether or not effected pursuant to the above) for application in making good the loss or damage in respect of which such moneys are received or, at the option of the Lender, for payment to such account(s) as the Lender may specify.

5.7                                Directions

The Chargor shall promptly give such notice, order or direction in relation to the Charged Property as the Lender may reasonably require for the purpose of obtaining the full benefit of this Deed.

5.8                                Registration at Companies Registry

The Chargor shall co-operate with the Lender to ensure the details, and a certified copy, of this Deed are registered by or on behalf of the Lender, with the Hong Kong Companies Registry or any other public registry within one month from the date of this Deed or such other time as the Lender may in its reasonable opinion deem appropriate.

5.9                                Further assurance

The Chargor shall, if and when required by the Lender, promptly do whatever the Lender shall require to:

(a)                                  secure the Liabilities;

(b)                                  create, perfect, protect, maintain and/or realise any Security created or intended to be created by this Deed and its priority, including the execution of such additional documents as the Lender may require; or

(c)                                   facilitate the exercise or proposed exercise by the Lender of any of its rights under this Deed.

6.                                      NEGATIVE UNDERTAKINGS

The undertakings in this Clause 6 remain in force from the date of this Deed for so long as any Liability is outstanding.

6.1                                Security

The Chargor shall not create or permit to subsist any Security over the Charged Property other than:

(a)                                 the Security created by this Deed;

(b)                                 any Security created over the Charged Property before the date of this Deed; or;

(c)                                  any Security created over the Charged Property with the prior written consent of the Lender.

6.2                                Disposal

Save for disposal on arm’s length in the ordinary course of business of any Charged Property subject to the floating charge created under paragraph (b) of Clause 3.1 (Charge), the Chargor shall not enter into, nor agree to enter into, a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer, assign or otherwise dispose of the Charged Property.

6.3                                Prejudicial actions

The Chargor shall not take or omit to take any action which might prejudice the value of the Charged Property, the Lender’s rights in respect of the Charged Property and/or the effectiveness of this Deed.

7.                                       SHARE RELATED AUTHORISATIONS

7.1                                Control and registration of Shares

The Chargor authorises the Lender:

(a)                                  to hold, retain and keep possession and control of the Shares or to appoint any other person as its nominee or agent to do so; and

(b)                                  to procure the registration of the Shares, at the discretion of the Lender, in the name of the Lender or its nominee, or (on or at any time after the Enforcement Date) in the name of any purchaser.

7.2                                Voting rights

(a)                                  On or at any time before the Enforcement Date, the Chargor may exercise all voting and other rights attached to the Shares as it sees fit, provided that the exercise will not (i) contravene any provision of, or jeopardise any Security created by, the Finance Documents and (ii) have an adverse effect on the value of the Shares and will not otherwise prejudice the interests of the Lender and, in any event, the Chargor shall not exercise, or permit the exercise of, any such voting or other rights in contradiction to any direction of the Lender.

(b)                                  On or at any time after the Enforcement Date, the Lender may (in the name of the Chargor or otherwise and without any further consent or authority on the part of the Chargor) exercise, at the discretion of the Lender, all voting and other rights attached to the Shares as if the Lender were the sole legal and beneficial owner of the Shares. In addition, the Lender shall have all the powers given to trustees by ss11(4)-(5) Trustee Ordinance (Cap. 29 of the Laws of Hong Kong) in respect of securities subject to a trust.

7.3                                Collection of dividends

(a)                                  On or at any time before the Enforcement Date, the Chargor may collect and hold all dividends, interest, distributions and other moneys accruing or payable on any of the Shares and all accretions, allotments, warrants, securities, rights and other benefits accruing on, arising from or offered to the Shares by way of redemption, bonus, preference, option, consolidation, division, conversion, substitution, exchange or otherwise for its own account.

(b)                                  On or at any time after the Enforcement Date, the Chargor authorises the Lender to collect (and shall pass over to the Lender if received by the Chargor) all dividends, interest, distributions and other moneys accruing or payable on any of the Shares and all accretions, allotments, warrants, securities, rights and other benefits accruing on, arising from or offered to the Shares by way of redemption, bonus, preference, option, consolidation, division, conversion, substitution, exchange or otherwise and to hold the same in the name of the Lender or its nominee as part of the Charged Property, provided that the Lender shall not be under any responsibility for ascertaining nor for informing the Chargor of nor for taking or omitting to take any such action.

7.4                               Return of securities

The Lender is entitled to return to the Chargor securities of such class and denomination into which the Shares may have been changed and securities which may not have the same serial number or identification as those originally deposited with or received by the Lender or its nominee or agent.

8.                                       LENDER’S RIGHTS

8.1                                Protective action

The Lender shall, without prejudice to its other rights, powers and remedies under this Deed, be entitled (but not bound) at any time, and as often as may be necessary, to take any such action as it may in its discretion think fit for the purpose of protecting or maintaining the Security created by this Deed and all related expenses shall be payable by the Chargor on demand.

8.2                                Enforcement powers

Without prejudice to the provisions of Clause 8.1 (Protective action) or the generality of the powers and remedies vested in the Lender under this Deed, on or at any time after the Enforcement Date, the Lender and any Delegate shall:

(a)                                  have the rights set out in the Schedule (Rights of the Lender); and

(b)                                  in addition, become immediately entitled (but not bound) to sell or otherwise dispose of the Charged Property and collect and apply the proceeds and all or any of the moneys standing to the credit of the Receipt Account in or towards settlement or discharge of the Liabilities in such manner, on such terms and at such times as the Lender deems appropriate, free from any restrictions and claims, and neither the Lender nor the Delegate shall be liable for any loss arising out of any of the above actions.

8.3                                Statutory restrictions

No restrictions imposed by any applicable law on any immediate or other power of sale, application of proceeds or on any other right or on the consolidation of Security shall apply to this Deed, the Lender or any Receiver or to any Security given to the Lender pursuant to this Deed.

8.4                              Indemnity

Any sale or other disposition by or on behalf of the Lender, any Receiver or any Delegate may be made on such terms for the safety and protection of the purchaser or as to indemnity as the Lender, such Delegate or such Receiver may think fit.

8.5                              Valid receipt

On any such sale or other disposition referred to in Clause 8.4 (Indemnity) and on any other dealing or transaction under the provisions of this Deed, the receipt of the Lender, any Receiver or any Delegate for the purchase money of the property or asset sold or for any other moneys paid to or other consideration received by the Lender, any Receiver or any Delegate shall effectually discharge the purchaser or person paying or giving the same from being concerned to see to the application or being answerable for the loss, non-application or mis-application of such moneys or consideration.

8.6                              Wide construction of enforcement powers

The powers of the Lender under this Deed shall be construed in the widest possible sense and all Parties intend that the Lender shall have as wide and flexible a range of powers as may be conferred (or, if not expressly conferred, as is not restricted) by any applicable law.

8.7                              Delegation

The Lender may delegate in any manner to any person any rights exercisable by the Lender under this Deed. Any such delegation may be made on such terms and conditions (including power to sub-delegate) as the Lender thinks fit.

8.8                              Benefit of Security

The Chargor acknowledges and agrees that despite anything contained in this Deed, the rights and interests of the Lender in the Charged Property by virtue of this Deed shall at all times take precedence over the rights and interests of the Chargor in and to the Charged Property.

8.9                              Currency conversion

For the purpose of, or pending the discharge of, any of the Liabilities, the Lender may convert any monies received, recovered or realised by the Lender under this Deed (including the proceeds of any previous conversion under this Clause 8.9) from their existing currencies of denomination into such other currencies of denomination as the Lender may think fit. Any such conversion shall be effected at the Lender’s then prevailing spot selling rate of exchange for such other currency against the existing currency. Each reference in this Clause 8.9 to a currency extends to funds of that currency and, for the avoidance of doubt, funds of one currency may be converted into different funds of the same currency.

9.                                       APPOINTMENT AND POWERS OF RECEIVER

9.1                                Appointment

(a)                                  On or at any time after the Enforcement Date or if the Chargor so requests the Lender in writing, the Lender shall be entitled (but not bound) to appoint one or more persons to be a Receiver under this Deed of the whole or any part of the Charged Property.

(b)                                  If the Lender appoints more than one person as Receiver, the Lender may give those persons power to act either jointly or severally.

(c)                                   The Lender may remove any Receiver appointed under this Clause 9.1 and appoint another in his place.

9.2                                Receiver as agent of Chargor

(a)                                  A Receiver shall be the agent of the Chargor.

(b)                                  The Chargor shall be solely responsible for the Receiver’s acts and defaults.

9.3                                Powers of Receiver

(a)                                  A Receiver shall have all the powers conferred from time to time on receivers and/or mortgagees by statute or common law and, in addition, the power to exercise the rights of the Lender under this Deed including under Clause 8 (Lender ‘s rights).

(b)                                  In the exercise of the Receiver’s powers, a Receiver shall conform to the directions given by the Lender from time to time.

9.4                                Remuneration

(a)                                  The Lender may determine the remuneration of any Receiver.

(b)                                  The Chargor shall be solely liable for the Receiver’s remuneration.

(c)                                   A Receiver shall be entitled to remuneration appropriate to the work and responsibilities involved, on the basis of charging from time to time adopted by that Receiver in accordance with the current practice of his firm.

9.5                                More than one Receiver

If more than one person is appointed as a Receiver under this Deed, each one of those Receivers shall be entitled to exercise individually all of the powers conferred on Receivers under this Deed to the exclusion of the other or others unless the Lender states otherwise in the document appointing them.

10.                                APPLICATION OF PROCEEDS

All moneys received or recovered by the Lender, any Receiver or any Delegate pursuant to this Deed shall, subject to any claims ranking in priority to the Liabilities, be applied in or towards discharging, in the following order of priority:

(a)                                 the amount of all fees and remuneration of, and all other costs, charges, expenses and liabilities incurred by the Lender, any Receiver and any Delegate in connection with or as a result of the exercise of their respective rights, including the remuneration of each Receiver, or otherwise in relation to this Deed or any other agreement entered into between a Borrower and the Lender, in such order as the Lender or any Receiver may from time to time determine;

(b)                                 all other Liabilities in such order as the Lender may from time to time determine; and

(c)                                  the claims of those entitled to any surplus.

11.                                LIABILITY OF LENDER AND DELEGATES

Neither the Lender nor any Receiver nor any Delegate shall be liable for any reason to the Chargor or any other person for any cost, loss, liability or expense incurred as a result of any act, default, omission or misconduct of the Lender, any Receiver, any Delegate or their respective officers, employees or agents in relation to the Charged Property or the enforcement of, or exercise of, rights under this Deed except to the extent caused by its or their own gross negligence or wilful misconduct.

12.                               POWER OF ATTORNEY

12.1                        Appointment

By way of security, the Chargor irrevocably appoints the Lender, each Receiver and each Delegate severally to be its attorney (with full power of substitution) generally for and in its name and on its behalf or otherwise, at such time and in such manner as the attorney thinks fit to do anything which:

(a)                                  the Chargor could itself do in relation to the Charged Property;

(b)                                  the Chargor is or may become obliged to do under this Deed; and/or

(c)                                   otherwise may be required or deemed proper for or in connection with the full exercise of all or any of the rights conferred on the Lender or any Receiver by this Deed or any applicable law and their rights to give full force and effect to the terms and conditions contained in this Deed.

12.2                       Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm anything which any attorney appointed under Clause 12.1 (Appointment) may lawfully do.

13.                               PROTECTION OF THIRD PARTIES

No person dealing with the Lender, any Receiver or any Delegate shall be concerned to enquire:

(a)                                 whether the rights conferred by or pursuant to any Finance Document are exercisable;

(b)                                 whether any consents, regulations, restrictions or directions relating to such rights have been obtained or complied with;

(c)                                  otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such rights; or

(d)                                 as to the application of any money borrowed or raised.

14.                                SAVING PROVISIONS

14.1                         Continuing security

The security created by this Deed is a continuing security and will extend to the ultimate balance of the Liabilities, regardless of any intermediate payment or discharge in whole or in part.

14.2                        Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of a Borrower or any Security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, Security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, then the liability of the Chargor under this Deed will continue or be reinstated as if the discharge, release or arrangement had not occurred.

14.3                         Immediate recourse

The Chargor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Chargor under this Deed. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

14.4                         Appropriations

Until all Liabilities have been irrevocably paid in full and all facilities which might give rise to the Liabilities have terminated, the Lender (or any trustee or agent on its behalf) may:

(a)                                  refrain from applying or enforcing any other moneys, Security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of the Liabilities, or apply and enforce the same in such manner and order as it sees fit (whether against the Liabilities or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

(b)                                  hold in a suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.

14.5                         Additional Security

This Deed is in addition to and is not in any way prejudiced by any other guarantee or Security now or subsequently held by the Lender.

14.6                         Waiver of defences

The obligations of the Chargor under this Deed will not be affected by an act, omission, matter or thing which, but for this Clause 14, would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to it or the Lender) including:

(a)                                 any renewal, variation, modification, consolidation, increase or termination of any credit or loan facilities granted to any other Obligor;

(b)                                 any time, waiver or consent granted to, or composition with, any other Obligor;

(c)                                  the release of any other Obligor under the terms of any composition or arrangement with any creditor of any such Obligor;

(d)                                 the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or any Security over assets of, any other Obligor or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(e)                                  any incapacity or lack of power, authority or legal personality of or dissolution, amalgamation, reorganisation, or change in the members or status of any other Obligor;

(f)                                   any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or Security including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or Security;

(g)                                  any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or Security;

(h)                                 any insolvency or similar proceedings; or

(i)                                     this Deed or any other Finance Document not being executed by or binding against any party.

14.7                         Chargor as principal debtor and indemnity

Any purported Liabilities which may not be valid or enforceable against any other Obligor for any reason will, nevertheless, be recoverable from the Chargor as principal debtor, by way of indemnity, on demand together with Default Interest on the Liabilities.

14.8                         Deferral of Chargor’s rights

Until all Liabilities have been irrevocably paid in full and all facilities which might give rise to the Liabilities have terminated or unless the Lender otherwise directs, the Chargor will not exercise or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under this Deed or by reason of any amount being payable, or liability arising, under this Deed:

(a)                                to be indemnified by any other Obligor;

(b)                                to claim any contribution from any other guarantor of or provider of Security for the obligations of any other Obligor under the Finance Documents;

(c)                                 to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)                                to bring legal or other proceedings for an order requiring any other Obligor to make any payment, or perform any obligation in respect of which the Chargor has given a guarantee, undertaking, indemnity or Security under this Deed;

(e)                                 to exercise any right of set-off against any other Obligor; and/or

(f)                                  to claim or prove as a creditor of any other Obligor in competition with the Lender.

If the Chargor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be paid in full) on trust for the Lender, and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in its sole discretion.

15.                                DISCHARGE OF SECURITY

Subject to Clause 3.5 (Period) and Clause 14.2 (Reinstatement), if all the Liabilities have been irrevocably paid in full and all facilities which might give rise to the Liabilities have terminated, the Lender shall at the request and cost of the Chargor, release, discharge and reassign the Charged Property to the Chargor or as it may direct.

16.                                COSTS AND EXPENSES

16.1                         Transaction expenses

Within three days of demand, the Chargor shall pay to the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in connection with the negotiation, preparation, printing and execution of this Deed and any other documents referred to in this Deed.

16.2                         Amendment costs

If the Chargor requests an amendment, waiver or consent under this Deed, within three days of demand, the Chargor shall reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request.

16.3                         Enforcement and preservation costs

Within three days of demand, the Chargor shall pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender, any Receiver or any Delegate in connection with the enforcement or preservation of any rights under this Deed.

16.4                         Security expenses

Within three days of demand, the Chargor shall pay to the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in connection with the administration or release of any Security created under this Deed.

16.5                         Stamp taxes

The Chargor shall:

(a)                                  pay all stamp duty, registration and other similar Taxes payable in respect of this Deed; and

(b)                                  within three days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of this Deed.

17.                                INDEMNITIES

17.1                       Currency indemnity

(a)                                If any sum due from a Borrower under any Finance Document (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                     making or filing a claim or proof against a Borrower; or

(ii)                                  obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Chargor shall as an independent obligation, within three days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Lender at the time of its receipt of that Sum.

(b)                                 The Chargor waives any right it may have in any jurisdiction to pay any amount under this Deed in a currency or currency unit other than that in which it is expressed to be payable.

17.2                       Other indemnities

The Chargor shall, within three days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)                                any information produced, provided or approved by or on behalf of the Chargor being or being alleged to be misleading or deceptive in any respect;

(b)                                any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Chargor, the Charged Property or the transactions contemplated or secured under this Deed;

(c)                                 a failure by the Chargor to pay any amount due under this Deed on its due date or in the relevant currency;

(d)                                any payment under this Deed being impeached or declared void for any reason whatsoever;

(e)                                 a breach by the Chargor of any of its undertakings or obligations under this Deed;

(f)                                  interpreting or invoking any provision of this Deed;

(g)                                 acting or relying on any notice, request or instruction given by the Chargor which it reasonably believes to be genuine, correct and appropriately authorised; or

(h)                                preserving, enforcing or exercising any rights under this Deed.

18.                                PAYMENTS

18.1                         Demands

Any demand for payment made by the Lender shall be valid and effective even if it contains no statement of the relevant Liabilities or an incomplete statement of them.

18.2                         Payments

(a)                                 All payments made or to be made by the Chargor under the Finance Documents (including damages for its breach) shall be made in such currency and to such account with such bank as the Lender may direct, and shall be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

(b)                                 All payments made or to be made by the Chargor under the Finance Documents must be made free and clear of and without any deduction or withholding for or on account of Tax unless the Chargor is required to make such deduction or withholding, in which case the sum payable by the Chargor (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net or any deduction or withholding equal to the sum that it would have received had no such deduction or withholding been made or required to be made.

19.                                SET-OFF

The Lender may set off any obligation due from the Chargor under the Finance Documents against any obligation owed by the Lender to the Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

20.                                NOTICES

20.1                      Communications in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by electronic mail (“email”) (including scanned copies of executed documents and other attachments), fax or letter.

20.2                       Addresses

The email address, address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed are those identified with its name at the end of this Deed, or any substitute email address, address, fax number or department or officer as the relevant Party may notify to the other Party by not less than 15 days’ notice.

20.3                       Delivery

(a)                                Any communication or document made or delivered by one Party to another Party under or in connection with this Deed will be effective:

(i)                                     if by way of email, on the day it is sent;

(ii)                                  if by way of fax, on the day it is sent; or

(iii)                               if by way of letter, either:

(A)                               when it has been left at the relevant address and signed for receipt; or

(B)                               sent by registered mail, in which case such communication or document will be effective on the day falling seven Business Days (as defined below) after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, (in the case of sub-paragraphs (ii) and (iii) above) if a particular department or officer is specified as part of its address details provided under Clause 20.2 (Addresses), if addressed to that department or officer.  For the purpose of this paragraph (a), “Business Day” means each day on which the Lender is open for business in the place where it is located.

(b)                                Notwithstanding paragraph (a) above, any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is sent to the correct email address(es) or, in the case of a fax or a letter, expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)                                 Any communication or document which becomes effective, in accordance with paragraphs (a) and (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

(d)                                A Party shall notify the other affected Party promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is or is likely to be continuing for more than 24 hours). Until the relevant Party has notified the other affected Party that the failure has been remedied all notices between the Parties shall be sent by fax or letter in accordance with this Clause 20.

20.4                       English language

(a)                                Any notice given under or in connection with this Deed must be in English or Chinese.

(b)                                All other documents provided under or in connection with this Deed must be:

(i)                                     in English or Chinese; or

(ii)                                  if not in English of Chinese, and if so required by the Lender, accompanied by a certified English or Chinese translation and, in this case, the English or Chinese translation (as the case may be) will prevail unless the document is a constitutional, statutory or other official document.

21.                                CERTIFICATES AND DETERMINATIONS

Any certification or determination by the Lender, any Receiver or any Delegate under this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

22.                                PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

23.                                REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any Receiver or any Delegate, any right or remedy under this Deed shall operate as a waiver of any such right or remedy.  No election to affirm this Deed on the part of the Lender, any Receiver or any Delegate shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

24.                                AMENDMENTS AND WAIVERS

Any term of this Deed may be amended or waived only with the written consent of the Parties.

25.                                COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

26.                                CHANGES TO PARTIES

26.1                         Successors and permitted assigns

This Deed is binding on and enure to the benefit of each Party and its successors in title, permitted assigns and permitted transferees.

26.2                         Assignments and transfers by Chargor

The Chargor may not assign or transfer any of its rights or obligations under this Deed, except with the prior written consent of the Lender.

26.3                         Assignment and transfer by Lender

The Lender may assign all or any of its rights or transfer all or any of its rights or obligations under this Deed to any person.

26.4                         Disclosure of information

The Lender may make disclosure to any actual or potential assignee, transferee or other person with whom the Lender may propose contracting any information about a Borrower, including the Finance Documents and the Charged Property.

27.                                GOVERNING LAW

This Deed is governed by Hong Kong law.

28.                                JURISDICTION OF HONG KONG COURTS

(a)                                 Subject to paragraph (c) below, the courts of Hong Kong have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a “Dispute”).

(b)                                 The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                  This Clause 28 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

29.                                WAIVER OF IMMUNITIES

The Chargor irrevocably waives, to the extent permitted by applicable law, with respect of itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)                                 suit;

(b)                                 jurisdiction of any court;

(c)                                  relief by way of injunction or order for specific performance or recovery of property;

(d)                                 attachment of its assets (whether before or after judgment); and

(e)                                  execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

SCHEDULE

RIGHTS OF THE LENDER

The Lender shall have the rights, either in its own name or in the name of the Chargor or otherwise and in such manner and on such terms and conditions as the Lender thinks fit, and either alone or jointly with any other person:

1.                                     Sale

to sell by public auction or private contract, realise, let, surrender or accept surrenders, grant leases, options, rights of pre-emption, tenancies or licences or otherwise dispose of or deal with the Charged Property, at any time, in any way, for such consideration and generally on such terms and conditions as it deems expedient, with full power to convey or otherwise transfer such Charged Property in the name of the Chargor or other estate owner, free from any restrictions and claims. Any such consideration may be cash, debentures or other obligations, shares, stock, securities or other valuable consideration and may be payable or delivered, immediately or deferred, in one amount or by instalments over such period of time as the Lender may think fit. Plant, machinery, equipment, accessories and other fixtures and fittings may be severed and sold separately from any premises of the Chargor containing them and the Lender may apportion any rent and the performance of any obligations affecting the premises sold without the consent of the Chargor. The Lender shall not be liable for any loss arising out of any of the above actions;

2.                                     Insure

without prejudice to Clause 5.6 (Insurance), to insure any of the Charged Property against loss or damage due to any event and to be indemnified on demand for any associated premiums paid by the Lender;

3.                                     Collection

without prejudice to Clause 7.3 (Collection of dividends), to collect, recover or compromise and give a good discharge for any dividends, interests or other moneys accruing or payable on the Shares;

4.                                     Exercise of voting rights

without prejudice to Clause 7.2 (Voting rights), to exercise all voting and other rights attached to the Shares for any purpose;

5.                                     Lien

to exercise a lien over all property of the Chargor coming into the possession or control of the Lender, for custody or any other reason and whether or not in the ordinary course of banking business, as part of the Charged Property;

6.                                     Management

to manage, preserve, enter into and take possession of the Charged Property and to do (or permit the Chargor or any nominee of it to do) all such things as the Lender would be capable of doing if it were the absolute beneficial owner of the Charged Property, including entering into, abandoning or terminating any contract in relation to the Charged Property, and receiving all rents and profits arising from the Charged Property;

7.                                     Carry on business

to carry on the business or any part of the business of the Chargor and to manage, conduct, reconstruct, amalgamate or diversify the business of the Chargor or any part of it (including power to acquire, develop or improve properties or other assets) without being responsible for any loss or damage;

8.                                     Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating to the Charged Property;

9.                                     Legal actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Chargor or the Charged Property;

10.                              Redemption of Security

to redeem any Security (whether or not having priority to the Security created under this Deed) over the Charged Property, to procure the transfer of that Security to itself and/or to settle the accounts of any person with an interest in the Chargor or the Charged Property;

11.                              Raise finance

to raise or borrow money from or incur any other liability to any person on such terms and conditions with or without Security as the Lender may think fit so that any such Security may be or include a charge or mortgage on the whole or any part of the Charged Property ranking in priority to this Deed or otherwise;

12.                              Formation of subsidiaries

to promote the formation of any company with a view to such company becoming a subsidiary of the Chargor and to arrange for such company to trade or cease to trade and to purchase or otherwise deal with the whole or any part of the Charged Property on such terms and conditions as the Lender may think fit;

13.                              Rights as mortgagee

to exercise all the rights which may be exercisable by the registered holder or owner of the Charged Property and all other rights conferred on receivers and/or mortgagees by statute or common law;

14.                              Spend money

in the exercise of any of the above rights, to spend such sums as it may think fit and the Chargor shall pay to the Lender all sums so spent in accordance with Clause 16.3 (Enforcement and preservation costs); and

15.                              Other powers

to do anything else it may think fit for the realisation and enforcement of its rights under this Deed or which may be incidental to the exercise of any of the rights conferred on the Lender under or by virtue of any Finance Document to which the Chargor is a party and any applicable statutory provisions and common law.

EXECUTED as a deed by the Chargor

EXECUTED as a deed by	)
51TALK ENGLISH	)
INTERNATIONAL	)
LIMITED	)	/s/ Jack Jiajia Huang
	)	Signature of director
)
	)	Jack Jiajia Huang
	)	Name of director

/s/ Xing LIU
Signature of director

Xing LIU
Name of director

Address:	Unit 06, 3/F, Bonham Trade Centre, 50 Bonham Strand, Sheung Wan, Hong Kong

Fax:

Email:

Attn:

The Lender

SIGNED for and on behalf of	)
浦发硅谷银行有限公司北京分行	)
(SPD SILICON VALLEY BANK	)
BEIJING BRANCH) by	)	/seal/ SPD Silicon Valley Bank Beijing Branch
	)	/s/ Authorized Signatory
)

Address:	Unit 2318, China World Tower 1, No. 1, Jianguomenwai Avenue, Chaoyang District, Beijing 100004, People’s Republic of China

Fax:

Email:

Attn: